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                                                                  EXHIBIT 99.A

                                                             NEWS RELEASE


CONTACTS:      Carl Strunk
               Executive Vice President, Chief Financial Officer
               805.563.1566

               Loren Pannier
               Senior Vice President, Investor Relations
               714.778.7109


            CKE RESTAURANTS, INC. COMPLETES PURCHASE OF 557 HARDEE'S
               RESTAURANTS FROM ADVANTICA RESTAURANT GROUP, INC.


         ANAHEIM, Calif. -- April 1, 1998 -- CKE Restaurants, Inc. (NYSE:CKR) announced today that it has completed its acquisition of 557 formerly franchised Hardee's restaurants from Advantica Restaurant Group, Inc. for the purchase price of $380.8 million plus the assumption of $45.6 million in capital lease obligations. The acquisition was financed in part by $192.3 million in proceeds that CKE raised from a private placement of convertible subordinated notes, which was completed on March 13, 1998, and in part by the Company's increased credit facility led by Banque Paribas. This credit facility was raised from $300 million to $500 million, on April 1, 1998. The $500 million, which matures in April 2003, includes a $250 million revolving credit facility and a $250 million term loan.

         "With this acquisition, CKE's base of Company-operated Hardee's restaurants increased to 1,420 restaurants, nearly 47 percent of the Hardee's system. With a larger percentage of Company-operated Hardee's restaurants, we believe that we are better positioned to promote a consistent brand image and increase overall customer satisfaction. This purchase underscores our commitment to protecting the Hardee's brand and strengthening the system," stated William
P. Foley II, CKE's chairman and chief executive officer. "In addition, our enhanced credit facility provides CKE with capital to help reshape the Hardee's brand through remodeling programs and various test projects, as well as the flexibility to purchase additional franchised Hardee's units if and when the opportunities arise."

                                     (more)
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CKE - Page 2

         In addition to the acquired restaurants, which are located in the Florida, Alabama, Mississippi, Tennessee, South Carolina, North Carolina, Georgia, Louisiana, Arkansas and Virginia, CKE will retain approximately 20,000 restaurant employees and 136 regional support personnel.

         CKE Restaurants, Inc., through its subsidiaries and franchisees, operates 714 Carl's Jr. quick-service restaurants, including 120 Carl's Jr./Green Burrito dual-brand locations, primarily located in California, Nevada, Oregon, Arizona, Mexico and the Pacific Rim; 3,039 Hardee's quick-service restaurants in 39 states and 10 foreign countries including 85 Carl's Jr./Hardee's dual-brand locations; 109 Taco Bueno quick-service restaurants in Texas and Oklahoma; 26 Rally's quick-service restaurants in California and Arizona; 82 JB's Restaurants and six Galaxy Diners.

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